UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 15, 2016

Commission File Number 1-5924
TUCSON ELECTRIC POWER COMPANY (Exact name of registrant as specified in its charter)
Arizona (State or other jurisdiction of incorporation or organization)	86-0062700 (I.R.S. Employer Identification No.)
88 East Broadway Boulevard, Tucson, AZ 85701 (Address of principal executive offices)(Zip Code)
Registrant's telephone number, including area code: (520) 571-4000
(Former name, former address and former fiscal year, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As previously reported, Tucson Electric Power Company (TEP) has a rate case proceeding pending before the Arizona Corporation Commission (ACC).
On August 15, 2016, TEP, ACC Staff, the Residential Utility Consumer Office, Freeport Minerals Corporation, Arizonans for Electric Choice and Competition, and other parties to TEP’s pending rate case proceeding entered into a settlement agreement regarding TEP's revenue requirement (2016 Rate Settlement). The 2016 Rate Settlement does not address certain aspects of the case including rate design and cost components of the Lost Fixed Cost Recovery mechanism. The parties to the rate case proceeding that did not sign the 2016 Rate Settlement may or may not support the settlement terms.
The terms of the 2016 Rate Settlement include, but are not limited to:

•	an increase in non-fuel retail base rates of $81.5 million, of which, $15.2 million is contingent upon TEP purchasing a 50.5% share of Springerville Unit 1;

•	a 7.04% return on Original Cost Rate Base (OCRB) of approximately $2.0 billion;

•	a capital structure for rate making purposes of approximately 50.03% common equity and 49.97% long-term debt; and

•	a cost of equity of 9.75% and an embedded cost of long-term debt of 4.32%.
Hearings before an ACC Administrative Law Judge (ALJ) are expected to begin in September 2016. The ALJ will issue a recommended opinion and order following the conclusion of hearings. That recommendation is then subject to review and approval by the ACC before new rates can become effective.
TEP cannot predict whether the 2016 Rate Settlement will be approved or modified by the ACC.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit	Description
99.1
Settlement Agreement Regarding Revenue Requirement, dated as of August 15, 2016, among Tucson Electric Power Company; Arizona Corporation Commission Utilities Division; Residential Utility Consumer Office; Freeport Minerals Corporation; Arizonans for Electric Choice and Competition; Arizona Investment Council; Western Resource Advocates; Wal-Mart Stores, Inc. and Sam's West, Inc.; Noble Americas Energy Solutions, LLC; The Kroger Co.; and Sierra Club.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TUCSON ELECTRIC POWER COMPANY
(Registrant)

Date: August 16, 2016	/s/ Kevin P. Larson
Kevin P. Larson
Senior Vice President and Chief Financial Officer
(On behalf of the registrant and as Principal Financial Officer)